Liberty Latin America Schedules Investor Call for Second Quarter 2018 Results
Denver, Colorado - July 17, 2018:

Liberty Latin America Ltd. (“Liberty Latin America” or the “Company”) (NASDAQ: LILA, LILAK, OTC Link: LILAB) today announced plans to release its second quarter 2018 results on Wednesday, August 8, 2018 after NASDAQ market close. You are invited to participate in its Investor Call, which will begin the following day at 10:30 a.m. (Eastern Daylight Time) on Thursday, August 9, 2018. During the call, management will discuss the Company’s results and business, and may provide forward-looking information. Please dial in using the information provided below, at least 15 minutes prior to the start of the call.

Domestic	888 254 3590
International	+1 323 994 2093

In addition to the dial-in teleconference, a summary investor presentation and listen-only webcast will be available within the Investor Relations section of www.lla.com. The webcast will be archived in the Investor Relations section of the Company’s website for at least 75 days.

About Liberty Latin America

Liberty Latin America is a leading telecommunications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil and BTC. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a sub-sea and terrestrial fiber optic cable network that connects over 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols "LILA" (Class A) and "LILAK" (Class C), and on the OTC link under the symbol "LILAB" (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations:
Kunal Patel	+1 786 274 7552

Media Relations:
Claudia Restrepo	+1 786 218 0407